Exhibit 23.A
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-147940) of El Paso Pipeline Partners, L.P. pertaining to the Long-Term Incentive Plan of El Paso Pipeline GP Company, L.L.C. of our report dated March 4, 2008, with respect to the consolidated financial statements of El Paso Pipeline Partners, L.P. included in this Annual Report (Form 10-K) for the year ended December 31, 2007.
/s/ Ernst & Young LLP
Houston, Texas
March 4, 2008